Exhibit 99.1

Contact: Whirlpool Corporation

Media: 269/923-7405

Media@Whirlpool.com

Financial: Investor_Relations@Whirlpool.com

Decisive Ruling by U.S. Department Of Commerce Provides Strong Support for U.S. Manufacturers

BENTON HARBOR, Mich. December 19, 2012 – The U.S. Department of Commerce (DOC) today took an important step toward leveling the playing field for U.S. manufacturers as it gave its final ruling in a case involving imports of large residential washers from South Korea and Mexico. The DOC concluded that foreign manufacturers, including LG and Samsung, are dumping large residential washers into the U.S. market, violating U.S. and international trade laws.

Today’s ruling is in response to a petition filed by Whirlpool Corporation (NYSE: WHR) in December 2011 to promote a fair and open global trading system, to provide U.S. consumers with greater choice and to reinforce its ability to continue to innovate and invest in the United States.

“This decision is an important victory for our 22,000 dedicated U.S. employees, the consumers we serve and the U.S. appliance industry,” said Marc Bitzer, President, Whirlpool North America Region. “Whirlpool has made substantial investments to increase production here in the United States and to fuel innovation that creates superior products for consumers. On a level playing field, we are confident that Whirlpool will continue to produce leading innovative products demonstrating the vitality of American manufacturing.”

The DOC announced the following dumping margins for South Korean and Mexican producers:

South Korean Producers
LG	13.02 percent
Samsung	9.29 percent
Daewoo	82.41 percent

Mexican Producers
Samsung	72.41 percent
Electrolux	36.52 percent
Whirlpool	72.41 percent (the company has discontinued its shipments of washers from Mexico for sale in the U.S.; thus, no cash deposits will be required)

In a separate case, the DOC today ruled that unlawful subsidies were provided on the same products from South Korea. The DOC determined countervailing duty margins of 72.30 percent for Daewoo and 1.85 percent for Samsung.

As part of the company’s strategic commitment to invest in U.S. manufacturing to supply the U.S. market, Whirlpool Corp. has made significant investments at its Clyde, Ohio, plant where it manufactures large residential washers. As a result of these investments, Whirlpool Corp. now manufacturers all of its large residential washers for the U.S. market in Clyde, Ohio.

For additional information and to view the petition, please visit http://whirlpoolcorp.com/america.

NEXT STEPS

January 18, 2013	U.S. International Trade Commission (ITC) expected to vote regarding injury to the domestic industry caused by the dumped and subsidized imports

February 2013	Final orders published with the issuance of final affirmative determinations from the DOC and the ITC

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2011, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Forward-looking Statement

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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